UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Infinity Pharmaceuticals, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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784 Memorial Drive Cambridge, MA 02139 Tel: (617) 453-1000 Fax: (617) 453-1001 www.infi.com

April 25, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 annual meeting of stockholders to be held at 8:30 a.m. local time on Tuesday, June 12, 2018, at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139.

The Notice of 2018 Annual Meeting and Proxy Statement that accompany this letter describe the items to be voted on at the annual meeting. We hope you will be able to attend and participate in the meeting. Whether or not you plan to attend, please review the accompanying materials carefully and take the time to cast your vote – it is important that your shares be represented and voted at the meeting.

On behalf of your board of directors and our community of citizen-owners, we would like to thank you for your continued support of, and interest in, Infinity.

Yours sincerely,

Adelene Q. Perkins

Chair of the Board and Chief Executive Officer

INFINITY PHARMACEUTICALS, INC.

784 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2018

To Our Stockholders:

We invite you to our 2018 annual meeting of stockholders, which will be held at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139, on Tuesday, June 12, 2018 at 8:30 a.m., local time. At the meeting, stockholders will consider and vote upon the following matters:

1.	the election of eight directors to serve for a one-year term expiring at the 2019 annual meeting of stockholders;

2.	an advisory vote on the approval of the compensation of our named executive officers;

3.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of April 16, 2018 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof. Our stock transfer books will remain open for the purchase and sale of our common stock.

If you are a stockholder of record, you may submit your proxy (1) over the Internet at www.proxyvote.com, (2) by telephone at 1-800-690-6903, or (3) by mail, or you may vote in person at the meeting. For specific instructions, please refer to the second page of the accompanying proxy statement and the instructions on the proxy card relating to the annual meeting. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. EDT on June 11, 2018.

If you are a stockholder whose shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide you a vote instruction form with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors (Proposal 1) and the compensation of our named executive officers (Proposal 2) because your broker cannot exercise its discretion to vote on these proposals on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their stock personally, even if they have previously submitted their proxies.

By Order of the Board of Directors,

Seth A. Tasker
Vice President, General Counsel, and Secretary

Cambridge, Massachusetts

April 25, 2018

INFINITY PHARMACEUTICALS, INC.

784 Memorial Drive

Cambridge, Massachusetts 02139

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2018

This proxy statement contains information about our 2018 annual meeting of stockholders. The meeting will be held on Tuesday, June 12, 2018, beginning at 8:30 a.m. local time, at Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139. You may obtain directions to the location of the annual meeting by contacting our investor relations department at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary, Seth A. Tasker, written notice to that effect. He may be contacted at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617) 453-1312; e-mail: seth.tasker@infi.com.

These proxy materials, together with our annual report to stockholders for our 2017 fiscal year, are first being mailed to stockholders on or about April 25, 2018.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 12, 2018 at 8:30 AM

at Infinity Pharmaceuticals, Inc.,

784 Memorial Drive, Cambridge, Massachusetts 02139:

This proxy statement and our annual report to stockholders for the 2017 fiscal year are available for viewing, printing and downloading at www.infi.com/proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. What is the purpose of the annual meeting?	A. At the annual meeting, stockholders will consider and vote on the following matters:

1.  the election of eight directors to serve for a one-year term expiring at the 2019 annual meeting of stockholders;

2.  an advisory vote on the approval of the compensation of our named executive officers;

3.  the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.  the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Q. Who can vote?	A. To be able to vote, you must have been a stockholder of record at the close of business on April 16, 2018. This date is the record date for the annual meeting.

Stockholders of record at the close of business on April 16, 2018 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 55,322,652 shares of our common stock.

Q. How many votes do I have?	A. Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Q. Is my vote important?

A. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q. How do I vote?	A. If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.  You may vote over the Internet. If you have Internet access, you may vote your shares at www.proxyvote.com by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.  You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided or following the “Vote by Phone” instructions on the enclosed proxy card.

3.  You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors.

4.  You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Our board of directors recommends that you vote “FOR” each of the nominees for director and “FOR” Proposals 2 and 3.

Q. Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A. Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting. To do so you must do one of the following:

1.  Sign another proxy card with a later date;

2.  Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy; or

3.  Vote in person at the meeting.

Your attendance at the meeting alone will not change your vote or revoke your proxy.

Q. Can I vote if my shares are held by a bank or brokerage firm in “street name”?

A. If the shares you own are held in the name of a bank or brokerage firm, also known as “street name,” that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

     If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is such a “discretionary” item. However, your bank or brokerage firm will not be allowed to vote your shares with respect to certain “non-discretionary” items. The election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are such “non-discretionary” items. If you do not instruct your bank or brokerage firm how to vote with respect to these “non-discretionary” items, your bank or brokerage firm will not vote with respect to those proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

     If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 16, 2018) in order to attend the annual meeting. To be able to vote your shares held in street name at the meeting, you will also need to obtain a proxy card from your bank or brokerage firm.

Q. How do I vote my 401(k) shares?

A. If you participate in the Infinity Pharmaceuticals Stock Fund through our company’s 401(k) Plan and Trust, or 401(k) Plan, your proxy will also serve as a voting instruction for Principal Trust Company, or Principal, which serves as trustee of the 401(k) Plan, with respect to shares of our common stock held in your 401(k) Plan account, or 401(k) Plan shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Principal of the manner in which you have directed your 401(k) Plan shares to be voted. Principal will vote your 401(k) Plan shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. eastern daylight time on June 8, 2018, Principal will vote your 401(k) plan shares in the same proportion as those 401(k) shares for which Principal has received proper direction for such matter.

Q. What constitutes a quorum?

A. In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 16, 2018, the record date, or at least 27,661,327 shares.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q. What vote is required for each item, and how will votes be counted?

A. Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting.

    Election of directors. Under our bylaws, a nominee will be elected to our board of directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and therefore have no effect on the outcome of the voting. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank or brokerage firm how to vote with respect to this proposal, your bank or brokerage firm will not vote with respect to this proposal. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from our board. Our board of directors, acting through the Nominating and Corporate Governance Committee, will then decide whether to accept the resignation or other action should be taken. We will publicly disclose our board’s decision and its reasoning with regard to the tendered resignation.

    Advisory Vote on the Compensation of our Named Executive Officers. The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. If you do not instruct your bank or brokerage firm how to vote with respect to this item, your bank or brokerage firm will not vote with respect to this proposal. Such broker non-votes will have the same effect as votes against this proposal.

    Ratification of the appointment of our independent registered public accounting firm. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of the holders of a majority in voting power of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. If the shares you own are held in street name by a bank or brokerage firm, that bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not provide instructions, the bank or brokerage firm may vote your shares or leave them unvoted resulting in a broker non-vote. These broker non-votes will have no effect on the outcome of the voting. If you vote to “abstain” from voting, your shares will not be voted “for” or “against” the proposal, which has the same effect as a vote against the proposal.

Q. Who will count the votes?	A. The votes will be counted, tabulated and certified by Broadridge Financial Solutions, Inc.

Q. Will my vote be kept confidential?

A. Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q. How does the board of directors recommend that I vote on the proposals?

A. Our board of directors recommends that you vote:

FOR the election of each of the eight nominees to serve on our board of directors, each for a one-year term;

FOR the approval of the compensation of our named executive officers; and

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q. Will any other matters be voted on at this meeting?

A. We do not know of any other matters that may come before the meeting. If any other matters are properly presented at the meeting, the persons named on the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on those matters. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2019 annual meeting?” below.

Q. Where can I find the voting results?	A. We expect to report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days of the date of our annual meeting.

Q. How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2019 annual meeting?

A. In accordance with the rules of the SEC, if you are interested in submitting a proposal to be included in the proxy statement for our 2019 annual meeting of stockholders, we must receive your proposal, addressed to Seth A. Tasker, Vice President, General Counsel and Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 26, 2018.

     In addition, our bylaws require that we be given advance written notice for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. We must receive such proposals not later than the close of business on March 14, 2019, nor earlier than the close of business on February 12, 2019. If the date of our 2019 annual meeting of stockholders is before May 13, 2019 or after August 21, 2019, we must receive such proposals not earlier than the close of business on the 120th day prior to the 2019 annual meeting of stockholders nor later than the 10th day following the date of the first public announcement of such meeting. To submit a proposal, a stockholder must send a notice containing the supporting information set forth in our bylaws to Mr. Tasker at the address provided above.

Q. Who will bear the costs of soliciting these proxies?

A. We will bear the costs of solicitation of proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse brokers, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q. How can I obtain an Annual Report on Form 10-K?

A. Our annual report on Form 10-K for the fiscal year ended December 31, 2017 is available on our website at www.infi.com. If you would like a copy of our annual report on Form 10-K, including the financial statements, or any of its exhibits, we will send you one without charge. Please contact Jayne Kauffman, Senior Executive Coordinator, at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

Q. Whom should I contact if I have any questions?

A. If you have any questions about the annual meeting or your ownership of our common stock, please contact our investor relations department at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617) 453-1198; e-mail: irpr_info@infi.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call our investor relations department at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617) 453-1336; e-mail: irpr_info@infi.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 12, 2018 by:

•	stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and nominees for director named in this proxy statement;

•	each of our executive officers named in the Summary Compensation Table included in this proxy statement; and

•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options, Warrants and Other Rights Acquirable Within 60 Days (2)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (3)
5% Stockholders
Biotechnology Value Fund, L.P.(4)	11,276,508		—		11,276,508	20.57%
FMR LLC(5)	3,588,249		—		3,588,249	6.54%

Directors
Adelene Q. Perkins(6)	622,296		2,707,021		3,329,317	5.79%
David Beier, J.D.	—		—		—	*
Jeffrey Berkowitz, J.D.	36,131		110,000		146,131	*
Anthony B. Evnin, Ph.D.	118,585		111,500		230,085	*
Michael Kauffman, M.D., Ph.D.	—		20,000		20,000	*
Norman C. Selby	10,000		176,000		186,000	*
Ian F. Smith	22,988		172,500		195,488	*
Michael C. Venuti, Ph.D.	50,000		168,750		218,750	*

Other Named Executive Officers
Lawrence E. Bloch, M.D., J.D. (7)	636,910		1,039,063		1,675,973	3.00%
Jeffery Kutok, M.D., Ph.D. (8)	36,638		422,714		459,352	*
Seth A. Tasker, J.D. (9)	48,609		375,333		423,942	*
All directors and executive officers as a group (11 persons)	1,582,157		5,302,881		6,885,038	11.45%

*	Represents holdings of less than 1%.
(1)	Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139.
(2)	The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire by June 11, 2018, through the exercise of any stock option, warrant or other right.
(3)	Percentage of beneficial ownership is based on 54,829,774 shares of our common stock outstanding as of April 12, 2018. In addition, shares of common stock subject to options or other rights currently exercisable, or exercisable within 60 days of April 12, 2018, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options, warrants or other rights (but not any other individual) and (ii) the directors and executive officers as a group.
(4)

BVF Partners L.P. (“Partners”), BVF Inc., and Mark N. Lampert, as director and officer of BVF Inc., claim beneficial ownership, shared voting and shared dispositive power of 11,276,508 shares, of which: Biotechnology Value Fund, L.P. (“BVF”), claims beneficial ownership, shared voting and shared dispositive power of 5,285,341 shares; Biotechnology Value Fund II, L.P. (“BVF2”), claims beneficial ownership, shared voting and shared dispositive power of 3,543,041 shares; Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and BVF Partners OS Ltd. (“Partners OS”) each claim beneficial ownership, shared voting and shared dispositive power of 950,473 shares; and 1,497,653 shares are held in certain Partners managed accounts (“Partners Managed Accounts”). The address of the principal business office of Partners, BVF Inc., Mr. Lampert, BVF, and BVF2 is 1 Sansome Street, 30th Floor, San

Francisco, CA 94104. The address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. For information regarding Partners, BVF Inc., Mr. Lampert, BVF, BVF2, Trading Fund OS, and Partners OS, and Partners Managed Account, we have relied on the Schedule 13D filed jointly by Partners, BVF Inc., Mr. Lampert, BVF, BVF2, Trading Fund OS, and Partners OS on April 12, 2018.
(5)	FMR LLC and Abigail P. Johnson, as director, chairman, and chief executive officer of FMR LLC, each claim sole dispositive power of 3,588,249 shares, of which Select Biotechnology Portfolio claims shared voting power and shared dispositive power of 2,793,474 shares. The address of the principal business officer is 245 Summer Street, Boston, Massachusetts 02210. For information regarding FMR LLC, Abigail P. Johnson, and Select Biotechnology Portfolio, we have relied on the Schedule 13G/A filed jointly by FMR LLC, Abigail P. Johnson, and Select Biotechnology Portfolio on February 13, 2018.
(6)	Includes approximately 15,044 shares of common stock held in Ms. Perkins’ 401(k) Plan account.
(7)	Includes approximately 10,777 shares of common stock held in Dr. Bloch’s 401(k) Plan account.
(8)	Includes approximately 8,012 shares of common stock held in Dr. Kutok’s 401(k) Plan account.
(9)	Includes approximately 7,325 shares of common stock held in Mr. Tasker’s 401(k) Plan account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or Exchange Act, requires our directors, officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during the year ended December 31, 2017, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. With the appointment of David Beier, J.D., to the board effective as of April 1, 2018, the board of directors set the number of directors at eight. Unless you indicate otherwise on your proxy, the persons named in the accompanying proxy will vote to elect Messrs. Beier, Berkowitz, Selby and Smith; Drs. Evnin, Kauffman, and Venuti; and Ms. Perkins as directors to serve until our 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified. Each of the nominees is currently a member of our board of directors, and each has indicated his or her willingness to serve if elected. If any nominee should be unable to serve, however, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors. Assuming all nominees are elected, our board of directors will consist of eight members immediately following our 2018 annual meeting. In accordance with our bylaws, any vacancy on our board of directors can be filled by the majority vote of the members of our board of directors.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of the nominees for director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” There are no family relationships between or among any of our officers, directors or nominees for director.

All registered trademarks used in the biographical information below are the property of their respective owners.

David Beier, J.D., age 69, has served as a member of our board of directors since April 1, 2018. Mr. Beier has served as a Managing Director of Bay City Capital, a life sciences investment firm, since February 2013. Further, he was on the senior management teams of Amgen Inc. from December 2003 to January 2013, where he most recently held the position of senior vice president, global policy, and Genentech, Inc., a member of the Roche Group, from April 1989 to April 1998, where he most recently held the position of vice president, government affairs. Mr. Beier served in the White House from April 1998 to January 2001 as the Chief Domestic Policy Advisor to Vice President Al Gore during the Clinton Administration. President Clinton appointed him to an Institute of Medicine panel on the Future of Health and Human Services and as an advisor to the President’s

Council of Advisors on Science and Technology. Mr. Beier was also formerly a partner in the international law firm Hogan and Hartson, now Hogan Lovells, from April 2001 to December 2003 and was counsel to the U.S. House of Representatives Committee on the Judiciary from April 1979 to April 1989. Since June 2014, Mr. Beier has served as an appointee of Governor Brown on the California State Government Organization and the Economy Commission as a Fellow of the Center for Global Enterprise, and has been a committee member of the National Academy of Sciences panel on genome editing since 2015. Mr. Beier served as an advisor to the Parker Institute on Cancer Immunotherapy since July 2015 and as a Senior Fellow at the USC Schaeffer Center for Health Policy & Economics since July 2016. Further, he has served on the board of directors at Arcus Biosciences, a publicly traded biotechnology company, since January 2018; University of California, San Francisco, Benioff Children’s Hospitals since 2014; and the California Life Sciences Association, a life sciences advocacy and business leadership organization, since August 2017. He received his J.D. from Albany Law School at Union University and his B.A. in history from Colgate University. A globally recognized leader in health care policy, pricing, intellectual property, government affairs, regulatory affairs, health care economics, and product commercialization, we believe that Mr. Beier is qualified to serve on our board of directors.

Jeffrey Berkowitz, J.D., age 52, has served as a member of our board of directors since March 6, 2014. Since January 2016, Mr. Berkowitz has served as Executive Vice President of Optum, Inc., a health services platform business of UnitedHealth Group, Inc., a publicly traded healthcare company. From January 2015 to August 2015, Mr. Berkowitz served as Executive Vice President of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, and President of Pharma and Global Market Access. From September 2010 through December 2014, Mr. Berkowitz served as President of Walgreens Boots Alliance Development, GmbH, a strategic partnership between Walgreens Co. and Alliance Boots, and Senior Vice President of Pharmaceutical Development and Market Access of Walgreen Co., a publicly traded retail drug store. Mr. Berkowitz and his team led all of Walgreens’ relations with branded and generic pharmaceutical manufacturers and related development programs worldwide, and also oversaw Walgreens North American-based purchasing and branded pharmaceutical relationships. Prior to joining Walgreens, Mr. Berkowitz was Senior Vice President of global market access for Merck & Company, Inc., a publicly traded pharmaceutical company, from 2009 to 2010. In that role, he was accountable for all activity related to access, pricing, payor marketing, health outcomes and health technology assessments worldwide and a member of the Global Human Health and Emerging Markets leadership teams. From 2002 to 2009, Mr. Berkowitz held a variety of positions with increasing responsibility in market access, sales and marketing with Schering-Plough, a publicly traded pharmaceutical company, prior to its acquisition by Merck in 2009. Mr. Berkowitz has served on the board of directors for ZappRx, a privately held specialty drug fulfillment company, since August 2016, and Esperion Therapeutics, a publicly traded specialty pharmaceutical information technology company, since December 2017. He previously served on the board of directors for Physicians Interactive, a privately held marketing organization, from 2010 to July 2013. Mr. Berkowitz earned his B.A. in political science from Union College in Schenectady, N.Y., and his J.D. from Brooklyn Law School in Brooklyn, N.Y. He was recognized in PharmaVoice magazine as one of the 100 Most Inspiring Leaders in the Life Sciences in 2009, 2010 and 2012. We believe Mr. Berkowitz’s qualifications to serve on our board of directors because he is a globally recognized leader in health care policy, pricing, intellectual property, government affairs, regulatory affairs, health care economics, and product commercialization.

Anthony B. Evnin, Ph.D., age 77, has served as a member of our board of directors since September 2006 and a member of the board of directors of Infinity Discovery, Inc., from June 2001 until the time of its merger with our predecessor company in September 2006. Since 1975, Dr. Evnin has served as a Partner of Venrock, a venture capital firm. Dr. Evnin serves as a member of the board of directors of AVEO Pharmaceuticals, Inc., and Juno Therapeutics, Inc., both publicly traded biopharmaceutical companies; of Cantel Medical Corporation, a publicly traded medical equipment company; and of Constellation Pharmaceuticals, Inc., and Bridge Medicines LLC, both privately held biopharmaceutical companies. Dr. Evnin is also a Trustee Emeritus of The Rockefeller University, a Trustee of The Jackson Laboratory, a Trustee Emeritus of Princeton University, a member of the boards of Overseers and Managers of Memorial Sloan Kettering Cancer Center, a member of the board of directors of the New York Genome Center, and a member of the board of directors of the Albert and Mary

Lasker Foundation. Within the past five years, Dr. Evnin previously served as a member of the board of directors of Acceleron Pharma, Inc., and CymaBay Therapeutics, Inc., both publicly traded biopharmaceuticals companies. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology, or MIT. We believe Dr. Evnin’s qualifications to serve on our board of directors include his substantial experience as an investor in, and director of, numerous biopharmaceutical companies as well as his expertise in corporate strategy.

Michael G. Kauffman, M.D., Ph.D., age 54, has served as a member of our board of directors since April 2017. Dr. Kauffman co-founded Karyopharm Therapeutics, a publicly traded pharmaceutical company, in 2008 and has served as its Chief Executive Officer and acting Chief Medical Officer since January 2011. Dr. Kauffman was Chief Medical Officer at Onyx Pharmaceuticals Inc., a publicly traded biopharmaceutical company, from November 2009 to December 2010, and was Chief Medical Officer at Proteolix Inc. from November 2008 to November 2009 when it was acquired by Onyx. At Proteolix, he led the development of Kyprolis® (carfilzomib), a novel proteasome inhibitor approved in refractory myeloma by the FDA in July 2012. Dr. Kauffman was an operating partner at Bessemer Venture Partners from 2006 to 2008, where he led investments in biotechnology companies. From 2006 to 2008, he was President and Chief Executive Officer of Epix Pharmaceuticals, Inc., a biopharmaceutical company that underwent liquidation proceedings through an assignment for the benefit of creditors under Massachusetts law in 2009. Dr. Kauffman was President and Chief Executive Officer of Predix Pharmaceuticals, Inc., a private biopharmaceutical company focused on G protein-coupled receptors (GPCR), from 2002 until its merger into Epix Pharmaceuticals in 2006. In that role, he led the merger of Predix Pharmaceuticals and Epix Pharmaceuticals, oversaw the discovery and development of four new clinical candidates and led collaboration transactions with Amgen and GlaxoSmithKline. From March 2000 to September 2002, Dr. Kauffman was Vice President, Clinical, at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, where he led the VELCADE® development program. From September 1997 to March 2000, Dr. Kauffman held a number of senior positions at Millennium Predictive Medicine, Inc., a biopharmaceutical company and a subsidiary of Millennium Pharmaceuticals, where he led the discovery and development of novel molecular diagnostics for major cancers, including melanoma, and led transactions with Becton-Dickenson and Bristol Myers Squibb Company. From August 1995 to September 1997, Dr. Kauffman held a number of senior positions at Biogen Idec, Inc., a biopharmaceutical company, where he led the clinical development of anti-CD40L antibodies in autoimmune and inflammatory diseases, and acted as the main medical advisor to the Biogen business development group. Dr. Kauffman currently serves on the board of directors of Karyopharm, Verastem, Inc., a publicly traded biopharmaceutical company, and Kezar Life Sciences, a privately held biotechnology company. Dr. Kauffman previously served on the board of directors of the following companies during the last five years: Excision Biotherapeutics, a privately held biotechnology company; Zalicus, a privately held biotechnology company; and Metamark Genetics, a privately held molecular diagnostic company. Dr. Kauffman received his B.A. in biochemistry from Amherst College and his M.D. and Ph.D. from Johns Hopkins Medical School. Currently board certified in internal medicine, he trained in internal medicine and rheumatology at Beth Israel Deaconess Medical Center and Massachusetts General Hospitals. We believe Dr. Kauffman’s qualifications to serve on our board of directors include his extensive experience as executive officer and director of multiple biopharmaceutical companies as well as his experience as an investor in the industry.

Adelene Q. Perkins, age 58, has served as a member of our board of directors since January 2010, including as Chair of our board of directors since November 2012, and as our Chief Executive Officer since January 2010. She has also served as our President and Chief Executive Officer from January 2010 to January 2017, as our President and Chief Business Officer from October 2008 through December 2009 and as our Executive Vice President and Chief Business Officer between September 2006 and October 2008. Ms. Perkins served as Executive Vice President of Infinity Discovery, Inc., from February 2006 until the merger with our predecessor company in September 2006 and Chief Business Officer of Infinity Discovery from June 2002 until September 2006. Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2000 to 2002. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, most recently serving as Vice President of

Emerging Business and General Manager of the DiscoverEase® business unit, and from 1985 to 1992 held a variety of positions at Bain & Company, a strategy consulting firm. Ms. Perkins has served on the board of directors for the Biotechnology Industry Organization since 2012; the Bruker Corporation, a publicly traded manufacturer of analytic instruments, since 2017; Massachusetts General Hospital since 2017; the Massachusetts Biotechnology Council, a not-for-profit organization, since 2014; and Project Hope, a not-for-profit social services company, since 2013. Ms. Perkins served on the board of Padlock Therapeutics, a privately held biotechnology company, from 2015 to 2016 and was treasurer of the Massachusetts Life Sciences Center from 2014 to 2016. Ms. Perkins received a B.S. in chemical engineering from Villanova University and an M.B.A. from Harvard Business School, or HBS. We believe Ms. Perkins’ qualifications to serve on our board of directors include her extensive experience as a senior business executive in the biopharmaceutical industry, including as our President and Chief Executive Officer, and her expertise in corporate strategy and business operations.

Norman C. Selby, age 66, has served as a member of our board of directors since March 2012. Mr. Selby has served as Executive Chairman of Real Endpoints, LLC, a healthcare information company, since October 2010, and Executive Chairman of Paige.AI, an artificial intelligence company focused on computational pathology, since May 2017. Prior to his role at Real Endpoints, Mr. Selby served as a Senior Advisor of Perseus, L.L.C., a private equity firm, from August 2005 to October 2010, and as President and Chief Executive Officer of TransForm Pharmaceuticals, Inc., a privately held specialty pharmaceutical company, from 2001 until it was acquired by Johnson & Johnson in April 2005. Prior to TransForm Pharmaceuticals, Mr. Selby was an Executive Vice President at Citigroup/Citicorp from 1997 to 2000. Mr. Selby spent the bulk of his career, from 1978 to 1997, at McKinsey & Company where he was Director (Senior Partner) in the firm’s New York office. He held several leadership roles at McKinsey, including head of the firm’s Global Pharmaceuticals and Medical Products Practice. From 1987 to 1989, Mr. Selby took a leave of absence from McKinsey to serve as Chief Operating Officer of the New York Blood Center, the largest community blood organization in the country, where he led its financial and operational turnaround. Mr. Selby has served as a member of the board of directors of the following privately held companies: Real Endpoints, LLC, since October 2010; Oppilan Pharma Ltd., a biotechnology company, since October 2016; Paige.AI since May 2017; and Escalier Biosciences, a private biotechnology company, since February 2017. Mr. Selby served as a director of: Merz GmbH, a specialty pharmaceutical company; Metamark Genetics, a privately held life science diagnostic company; Physicians Interactive Holdings, Inc., a provider of online and mobile clinical resources and solutions; Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2000 to 2008; and Windhover Information, a publishing and information company in the pharmaceutical, biotechnology, and medical device industries, from 2004 to 2008. Mr. Selby serves on the Board of Trustees of the Central Park Conservancy and the Memorial Sloan Kettering Cancer Center, both based in New York City, and is a member of the advisory board of HBS’s Healthcare Initiative. Mr. Selby holds a B.A. in architecture from Yale College and an M.B.A. with Distinction from HBS. We believe Mr. Selby’s qualifications to serve on our board of directors include his extensive experience as a senior business executive in the biopharmaceutical industry, and his expertise in corporate strategy, finance, and commercialization of biopharmaceutical products.

Ian F. Smith, age 52, has served as a member of our board of directors since May 2008. Mr. Smith is Executive Vice President and Chief Operating Officer of Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, a position he has held since September 2017. From January 2017 to September 2017, he was Executive Vice President, Chief Operating Officer and Chief Financial Officer; from January 2006 to January 2017 he was Vertex’s Executive Vice President and Chief Financial Officer; from November 2003 to February 2006 he was Senior Vice President and Chief Financial Officer; and from October 2001 to November 2003 he served as Vertex’s Vice President and Chief Financial Officer. Prior to joining Vertex, Mr. Smith served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP, an accounting firm, from 1999 to 2001. Mr. Smith initially joined Ernst & Young’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith currently is a member of the board of directors of Acorda Therapeutics, Inc., a publicly traded biopharmaceutical companies. He also previously served as a director of Epix Pharmaceuticals, Inc., and Opthotech Corporation, both publicly traded biopharmaceutical companies, and Tolerx Inc., a privately held biopharmaceutical company. Mr. Smith holds a B.A. in accounting and finance from Manchester Metropolitan

University, U.K.; is a member of the American Institute of Certified Public Accountants; and is a Chartered Accountant of England and Wales. We believe Mr. Smith’s qualifications to serve on our board of directors include his experience as the chief financial officer of a publicly traded biopharmaceutical company as well as his expertise in accounting and corporate finance.

Michael C. Venuti, Ph.D., age 64, has served as a member of our board of directors and the board of directors of our predecessor company since May 2003. Prior to becoming a scientific consultant in January 2014, Dr. Venuti served as the Chief Scientific Officer of NeuroTherapeutics Pharma, Inc., a privately held biopharmaceutical company, from July 2011 to March 2013. Prior to NeuroTherapeutics, Dr. Venuti served as President, Chief Executive Officer and a director of iPierian, Inc., a privately held biopharmaceutical company, between July 2010 and April 2011 after joining iPierian as President and Chief Scientific Officer in February 2010. Dr. Venuti was Chief Executive Officer and Director of BioSeek, Inc., a privately held drug discovery company, from November 2007 to February 2010. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of our predecessor company prior to its merger with Infinity Discovery Inc. in September 2006, and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti served as a director of BioSeek and iPierian Inc., privately held biopharmaceutical companies, during the last five years. Dr. Venuti received an A.B. in chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from MIT. We believe Dr. Venuti’s qualifications to serve on our board of directors include his experience and scientific expertise in running research and development operations to drive strategic and business development goals at biotechnology and larger life sciences companies.

Our board of directors recommends that you vote FOR the election of each of the director nominees named above.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Infinity and our stockholders.

Corporate Governance Guidelines; Code of Conduct and Ethics

Our Corporate Governance Guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program; and

•	at least annually, the Nominating and Corporate Governance Committee oversees a self-evaluation by the board and its committees to assess the effectiveness of the board and its committees.

In addition, our Corporate Governance Guidelines set forth our policy that directors should attend annual stockholder meetings. Of our then-serving directors, all attended our 2017 annual meeting of stockholders except Dr. Kauffman who was unable to attend because he joined our board in April 2017, just prior to such annual meeting, and was unsuccessful in rescheduling an existing conflict.

We have also adopted a written Code of Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. In addition to our having posted a copy of the code on our website, we intend to post on our website all disclosures that are required by law or the Nasdaq Stock Market listing standards concerning any amendments to, or waivers of, our code.

Determination of Independence

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Beier, Berkowitz, Selby or Smith, or Drs. Evnin, Kauffman, or Venuti has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board similarly determined that Dr. Baselga was an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules prior to his retirement from the board on May 25, 2017. Further, our board of directors has determined (i) that Messrs. Smith and Selby and Dr. Evnin, who comprise our Audit Committee, each satisfy the independence standards for the Audit Committee established by the SEC, including Rule 10A-3, and the Nasdaq Marketplace Rules; (ii) Dr. Venuti and Messrs. Selby and Berkowitz, who comprise our Compensation Committee, each satisfy the independence standards for the Compensation Committee established by the SEC, including Rule 10A-3, and the Nasdaq Marketplace Rules; and (iii) Mr. Beier and Drs. Evnin and Kauffman, who comprise our Nominating and Corporate Governance Committee, each satisfy the independence standards for the Nominating and Corporate Governance Committee established by the SEC and the Nasdaq Marketplace Rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Infinity, including each of the transactions described below in “Transactions with Related Persons,” and all other facts and circumstances our board of directors deemed relevant in determining independence.

Director Candidates: Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee of our board applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. While we do not have a formal policy with respect to diversity, the value of diversity on the board of directors is considered by the Nominating and Corporate Governance Committee, and director nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the board. Mr. Beier was known to members of our management team and was identified as a potential candidate for our board of directors as a result of a process conducted internally in consultation with our Nominating and Corporate Governance Committee and other members of our board of directors. Mr. Beier was appointed to our board of directors in March 2018 for a term of service beginning on April 1, 2018.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by following the procedures set forth in response to the question “How and when may I submit a stockholder proposal, including a stockholder nomination for director, for the 2019 annual meeting?” above.

Communications from Stockholders

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Mr. Selby, as our current Lead Independent Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Seth A. Tasker, Secretary, Infinity Pharmaceuticals, Inc., 784 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@infi.com.

Board and Committee Meetings

Our board of directors has responsibility for reviewing our overall performance rather than for overseeing day-to-day operations. The board’s primary responsibility is to oversee the management of our company and, in so doing, serve the best interests of our company and its stockholders. The board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Corporate Governance Committee, the board nominates for election at annual stockholder meetings individuals to serve on our board of directors and elects individuals to fill any vacancies on the board. The board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources and material proposed transactions. It participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of our activities through regular written reports and presentations at board and committee meetings.

Our board of directors met six times during our 2017 fiscal year, including by telephone conference, and acted by unanimous written consent in lieu of a meeting six times during our 2017 fiscal year. During that year, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees on which he or she served with the exception of Dr. Kauffman who attended 67% of the total number of meetings of the board of directors and committees on which he served. Dr. Kauffman joined the board in April 2017, just prior to our 2017 annual meeting of stockholders and was, therefore, unable to reschedule an existing conflict with our 2017 annual meeting. Additionally, the board held a teleconference on short notice during which time Dr. Kauffman was on a flight and was unable to participate.

Our board has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees. Each committee has a charter that has been approved by the board. The Compensation Committee and Audit Committee must review the appropriateness of its charter at least annually, and the Nominating and Corporate Governance Committee and Research and Development Committee must review the appropriateness of its charter from time to time, as the committee members deem appropriate. Each committee must also perform a self-evaluation at least annually. All members of the Audit, Compensation, Nominating and Corporate Governance Committees, and Research and Development Committee are independent, non-employee directors. Current committee memberships are shown in the table below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
David Beier, J.D.
Jeffrey Berkowitz
Anthony B. Evnin, Ph.D.
Michael Kauffman, M.D., Ph.D.
Adelene Q. Perkins
Norman C. Selby †
Ian F. Smith
Michael C. Venuti, Ph.D.

† Lead Independent Director	Chair of the Board	Committee Chair	Committee Member

Board Leadership Structure

Our Corporate Governance Guidelines provide the board with flexibility to determine the appropriate leadership structure for the board and the company, including but not limited to whether it is appropriate to separate the roles of Chair of the board and Chief Executive Officer. In making these determinations, the board considers numerous factors, including the specific needs and strategic direction of the company and the size and membership of the board at the time. The board believes that combining the roles of Chief Executive Officer and Chair of our board of directors is in the best interests of the company and stockholders. As our Chief Executive Officer and Chair of the board, Ms. Perkins is responsible for setting the strategic direction for our company and for day-to-day leadership and performance of our company, as well as setting the agenda for board meetings, and presiding over meetings of the full board. Because Ms. Perkins is an employee and is therefore not “independent,” our board of directors has appointed Mr. Selby as Lead Independent Director to preside at all executive sessions of the board. The Nominating and Corporate Governance Committee evaluates our board leadership structure from time to time and may recommend alterations of this structure in the future.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee Report required by SEC rules (which is included beginning on page 21 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee charter is available on our website, www.infi.com.

The current members of the Audit Committee are Messrs. Smith (Chair) and Selby and Dr. Evnin. Our board of directors has determined that Mr. Smith is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and that each of these members is independent as such term is defined under the applicable rules of the Nasdaq Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held four meetings and acted by unanimous written consent in lieu of a meeting one time during our 2017 fiscal year. See “Audit Committee Report” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•

reviewing, discussing with management, and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included beginning on page 27 of this proxy statement); and

•	preparing the Compensation Committee Report required by SEC rules (which is included on page 45 of this proxy statement).

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. Our Compensation Committee has directly engaged Radford, an Aon Hewitt company, or Radford, as compensation consultant to provide the Compensation Committee with peer group and market information to enable the Compensation Committee to confirm that our executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. In addition to the services is provides to the Compensation Committee, Radford also provides other services to the company including a subscription to an annual compensation survey as well as general advice and analysis related to our non-executive compensation programs. Our Compensation Committee considered all of the “independence” factors listed Rule 10c-1(b)(4) of the Exchange Act and determined that Radford does not have a conflict of interest that will influence the advice provided by Radford to the company regarding executive compensation. These factors include the following: the fact that the fees paid by the company to Radford in fiscal year 2017 totaled less than $120,000; the existence and effectiveness of Radford’s consulting protocols and procedures; the lack of business or personal relationships between Radford and the Compensation Committee members and our executive officers; and the fact that Radford does not own any of our stock.

Our board has delegated authority to Ms. Perkins to grant stock options to employees of the company under the 2010 Stock Incentive Plan subject to the following conditions: (i) such options shall be on the terms set forth in the company’s standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose); (ii) any such options shall, to the maximum extent permitted by applicable federal tax laws, be granted as incentive stock options; (iii) the exercise price of such options shall be equal to the closing price of the company’s common stock on the date of grant; and (iv) she is not authorized (a) to grant options to herself, or to any other executive officer of the company, or to any person that the board or the Compensation Committee may from time to time designate in writing; (b) to grant in the aggregate options with respect to more than 250,000 shares of common stock in any calendar quarter; or (c) to grant to any person, in any one calendar year, options with respect to more than 50,000 shares of common stock. Ms. Perkins shall maintain a list of the options granted pursuant to this delegated authority and shall report to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.

The Compensation Committee charter is available on our website, www.infi.com. See “Compensation of Executive Officers—Compensation Discussion and Analysis” below for additional information concerning the Compensation Committee’s role, processes and procedures in determining executive compensation. The current members of the Compensation Committee are Messrs. Selby (Chair) and Berkowitz and Dr. Venuti. Our board has determined that each of these members is independent as defined under the applicable Nasdaq rules and as contemplated by applicable Exchange Act rules. The Compensation Committee held seven meetings and acted by unanimous written consent in lieu of a meeting one time during our 2017 fiscal year. See “Compensation of Executive Officers—Compensation Committee Report” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending corporate governance principles to the board; and

•	overseeing the annual evaluation of the board and its committees.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Drs. Evnin (Chair) and Kauffman and Mr. Beier, each of whom our board of directors has determined to be independent as defined under the applicable Nasdaq rules. The Nominating and Corporate Governance Committee held no meetings and acted by unanimous written consent in lieu of a meeting one time during our 2017 fiscal year.

Board’s Role in Risk Oversight

Our board of directors’ role in our risk oversight process includes receiving regular reports from members of management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The full board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company to enable it to understand our risk identification, management and mitigation strategies. When a committee receives such a report, the chair of the relevant committee summarizes such report for the full board during the next board meeting. This process enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee is responsible for discussing our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

We and the Compensation Committee have reviewed the compensation policies and practices for all of our employees (whom we call citizen-owners) and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business. In reaching this conclusion, we and the Compensation Committee considered various factors, including the following:

•

the establishment of base salaries consistent with our executive officers’ responsibilities and market comparables to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•

the evaluation of company performance (which drives the amount of cash available under our annual contingent cash compensation program, as described in more detail in the section entitled “Compensation Discussion and Analysis,” below) based on a variety of long- and short-term objectives with the weighting spread across multiple objectives, thus diversifying the risk associated with any single indicator of performance; and

•

the discretion available to our Compensation Committee not to apply fixed formulae in assessing our company performance, thus enabling the Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Availability of Corporate Governance Materials

You can access the current charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees of our board of directors, our Corporate Governance Guidelines, and our Code of Conduct and Ethics at www.infi.com or by contacting our investor relations department at 784 Memorial Drive, Cambridge, Massachusetts 02139; telephone: (617)  453-1198; e-mail: irpr_info@infi.com.

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2017 and has discussed these financial statements with our management and Ernst & Young LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committee.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding an independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors,

Ian F. Smith (Chair)

Anthony B. Evnin, Ph.D.

Norman C. Selby

Audit Fees

The following table summarizes the fees of Ernst & Young LLP billed to us for each of the last two fiscal years:

	Fiscal Year ended December 31,
Fee Category	2017	2016
Audit Fees(1)	$765,096	$986,985
Audit-Related Fees(2)		45,000
All Other Fees(3)	1,995	1,995
Tax Fees(4)	69,596	125,396

Total Fees	$836,687	$1,159,376

(1)	Consists of fees billed or expected to be billed for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of comfort letters and registration statements, accounting and consultation on matters addressed during the audit or interim reviews, including consultation regarding licensing activities, and other professional services provided.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”
(3)	Other fees consist of fees for a subscription to an online database managed by Ernst & Young LLP.
(4)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns, analysis related to state and federal tax incentive awards and section 382 of the Internal Revenue Code of 1986, as amended, and compliance services related to foreign value added tax.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During our 2017 fiscal year, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Director Compensation

No director who is an employee of our company receives compensation for his or her service as a director.

The following table details the total compensation earned by our non-employee directors during our 2017 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Total ($)
José Baselga, M.D., Ph.D.(3)	—	—	42,556	42,556
David Beier, J.D. (4)	—	—	—	—
Jeffrey Berkowitz, J.D.(5)	47,500	—	67,392	114,892
Anthony B. Evnin, Ph.D.(6)	60,000	—	69,876	129,876
Michael Kauffman, M.D., Ph.D. (7)	55,000	—	81,296	136,296
Norman C. Selby(8)	90,000	—	82,294	172,294
Ian F. Smith (9)	54,999	—	72,359	127,358
Michael C. Venuti, Ph.D.(10)	57,500	—	72,359	129,859

(1)	Pursuant to a board compensation program in which directors have the option to settle all or a portion of their cash retainer for annual board service in shares of the company’s common stock, Mr. Berkowitz, Dr. Evnin, and Mr. Smith elected to receive in lieu of cash approximately $10,000, $20,000, and $39,999, respectively, worth of shares of common stock, which were issued on May 25, 2017.
(2)	The amounts in this column reflect the aggregate grant date fair value of option awards made to such individual.
(3)	Dr. Baselga was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. Dr. Baselga retired from the board on May 25, 2017 and, as of December 31, 2017, held no unvested stock awards but held options to purchase 70,000 shares of our common stock. Due to Dr. Baselga’s retirement, such options are set to expire on May 25, 2018.
(4)	Mr. Beier joined the board effective April 1, 2018. No compensation was paid to Mr. Beier in 2017.
(5)	Mr. Berkowitz was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. On May 25, 2017, Mr. Berkowitz was granted an option award that had a grant-date fair value of $24,836. As of December 31, 2017, Mr. Berkowitz held options to purchase 125,000 shares of our common stock.
(6)	Dr. Evnin was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. On May 25, 2017, Dr. Evnin was granted two option awards that had grant date fair values of $2,484 and $24,836. As of December 31, 2017, Dr. Evnin held options to purchase 126,500 shares of our common stock.
(7)	Dr. Kauffman was granted an option award on April 5, 2017 that had a grant-date fair value of $81,296. As of December 31, 2017, Dr. Kauffman held options to purchase 40,000 shares of our common stock.
(8)	Mr. Selby was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. Mr. Selby was also granted three option awards on May 25, 2017 that had grant-date fair values of $24,836, $12,418, and $2,484. As of December 31, 2017, Mr. Selby held options to purchase 191,000 shares of our common stock.
(9)	Mr. Smith was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. On May 25, 2017, Mr. Smith was granted two option awards that had grant-date fair values of $24,836 and $4,967. As of December 31, 2017, Mr. Smith held options to purchase 196,875 shares of our common stock.
(10)	Dr. Venuti was granted an option award on January 6, 2017 that had a grant-date fair value of $42,556. Dr. Venuti was also granted two option awards on May 25, 2017 that had grant-date fair values of $24,836 and $4,967. As of December 31, 2017, Dr. Venuti held options to purchase an aggregate of 187,500 shares of our common stock.

No changes to our director compensation policy were made during our 2017 fiscal year. The following is a summary of the standard compensation of our non-employee directors as of December 31, 2017:

•	a $40,000 annual retainer for service as a non-executive chair of our board of directors;

•	a $40,000 annual retainer for service as a director;

•	a $30,000 annual retainer for service as lead independent director;

•	a $15,000 annual retainer for service as chair of the Audit Committee;

•	a $10,000 annual retainer for service as chair of the Compensation Committee;

•	a $10,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	a $10,000 annual retainer for service as chair of the Research and Development Committee;

•	a $10,000 annual retainer for service as a non-chairing member of the Audit Committee;

•	a $7,500 annual retainer for service as a non-chairing member of a committee of the board other than the Audit Committee.

Directors may elect to receive some or all of their annual retainer for service on our board, but not for committee service, in shares of common stock of our company.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

In addition to the cash compensation discussed above, each non-employee director automatically receives nonstatutory stock options under our 2010 Stock Incentive Plan, as amended, as follows:

•	upon commencement of service on the board, each new non-employee director receives a nonstatutory stock option to purchase 40,000 shares of our common stock; and

•

on the date of each annual meeting of stockholders, each then-continuing non-employee director receives a nonstatutory stock option to purchase 20,000 shares of our common stock, provided that such director was serving as a director of the company on the last day of the immediately preceding calendar year.

In addition to the awards listed above, each non-employee director who serves in the following positions receives a nonstatutory stock option to purchase shares of our common stock in the amount indicated below upon the date of commencement of service in such position and upon the date of each annual stockholder meeting thereafter:

Position	Stock Option Grant
Non-Executive Chair of the Board of Directors	12,000 shares
Lead Independent Director	10,000 shares
Chair of Audit Committee	4,000 shares
Chair of Research and Development Committee	4,000 shares
Chair of Compensation Committee	2,000 shares
Chair of Nominating and Corporate Governance Committee, if not Lead Independent Director	2,000 shares

Each of these stock options has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a ten-year term, subject to earlier termination following cessation of board service by the holder of the option unless otherwise extended by our board of directors. Grants made to board members vest in equal quarterly installments beginning at the end of the first calendar quarter after the grant date, provided that the board member continues to serve as director and in the position for which the grant was made. Grants made in connection with the commencement of services vest over a period of two years (one-eighth each quarter), while grants made in connection with the annual meeting of stockholders vest over a period of one year (one-fourth each quarter). These options immediately vest in full upon certain changes in control or ownership or upon death or disability of the option holder while serving as a director.

In January 2017, our Compensation Committee conducted a review of the equity holdings of our board and determined that little incentive value remained in the then-outstanding stock option holdings of our board as a result of such option grants having exercise prices well in excess of our stock price. Accordingly, in order to re-establish meaningful incentive value, our Compensation Committee granted a special one-time stock option award to purchase 40,000 shares of common stock to all directors, which is equal to the grant a director would receive upon commencement of service on our board.

TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2017.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or an entity under their direct or indirect control, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions.

Executive Summary

Our compensation program is designed to reward strong performance and provide near-term and long-term incentives that are aligned with stockholder value creation. Awards under our contingent cash compensation program for our executive officers are formulaically tied to the achievement of corporate goals, and we use equity awards as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. In 2017, we used stock awards in place of cash payments under our contingent cash compensation program as a means to further preserve our cash resources. In addition, consistent with our culture of citizen-ownership, other than pursuant to our Executive Severance Benefits Plan described below under the heading “Components of Our Compensation Program and Relationship to Performance-Severance Benefits,” all citizen-owners are eligible for each element of our compensation program, and our executive officers do not receive any material perquisites or other personal benefits above those offered to all citizen-owners.

In 2016, in connection with our restructurings and pending the evaluation of strategic direction, we introduced modifications to our compensation program that were intended to supplement, or in some cases replace, traditional elements of our compensation program in order to retain our core team through a critical period as we evaluated strategic options and determined a direction for the company. These modifications to our compensation program extended into mid-2017 and were factored into the design of our 2017 overall compensation program. As we committed to our stockholders that we would return to a performance-based compensation program from a retention-based compensation program, we designed our 2017 contingent cash compensation program for our named executive officers to be tied entirely to company performance.

We intend to regularly assess our annual and long-term incentive compensation programs to determine if we have what we believe to be the appropriate mix of short- and long-term, cash and equity incentives needed to retain and motivate our team in consideration of the strategic direction and risk profile of our company.

At the start of each year, our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals against which company and executive officer performance is assessed by our Compensation Committee at the end of that year. This performance assessment is used to determine both annual and long-term incentive compensation for our executive officers. Please refer to “Our Performance Evaluation Process” below for more information on our performance assessment process and company rating system. For 2017, following a recommendation by our executive leadership team, our Compensation Committee determined that our company performed in a manner that was overall consistent with our corporate goals, as demonstrated by:

2017 Goal	Events Considered in Evaluation of Performance Against Goals
Advance IPI-549, our selective inhibitor of phosphoinositide-3-kinase, or PI3K, gamma through our Phase 1/1b clinical study evaluating the safety, tolerability, pharmacokinetics, or PK, pharmacodynamics, or PD, and activity for IPI-549 both as a monotherapy and in combination with nivolumab in patients with advanced solid tumors

•    Completion of the monotherapy and combination therapy dose-escalation portions of our Phase 1/1b study

•    Completion of enrollment of the monotherapy expansion cohort

•    Opening of combination expansion cohorts

•    Demonstration of a favorably safety profile, monotherapy activity and combination activity of IPI-549

•    Early evidence of on-mechanism activity of action through translational data

Expand the development of IPI-549 through tactical and/or strategic partnerships or addition of financial resources

•    Addition of a cohort evaluating patients with triple-negative breast cancer

•    Addition of a cohort evaluating patients with mesothelioma based on a partial response observed in the monotherapy dose escalation portion of the study

•    Addition of a cohort evaluating patients with adrenocortical carcinoma based on a partial response observed in the combination dose escalation portion of the study

•    Addition of a cohort evaluating patients with high baseline blood levels of myeloid derived suppressor cells

•    Expansion of our clinical supply collaboration for nivolumab with Bristol-Myers Squibb Company

Manage our cash

•    Finished 2017 with approximately $57.6 million in cash, cash equivalents and available-for-sale securities beating our year-end cash projection of $40 million to $50 million, while expanding our clinical development plan for IPI-549

Reduce our lease obligations for our offices at 784 Memorial Drive in Cambridge, Massachusetts	• Terminated our lease to 784 Memorial Drive, Cambridge, Massachusetts in its entirety on favorable terms and with no continuing financial obligation to our former landlord

Retain, supplement, and motivate the team necessary to complete our goals	• Maintained our core team following a restructuring in 2016 and re-recruited five former employees to join our company

Accordingly, following the recommendation of our executive leadership team, the Compensation Committee of our board of directors assessed our overall performance against 2017 goals at a rating of 116 out of

150 possible points. Our contingent cash compensation program was funded in a manner consistent with our operating performance. However, unique to 2017, contingent cash compensation for our executive officers was prorated in light of retention payments made in July of 2017 from the company’s prior cash retention program established in 2016 following the company’s restructuring. Additionally, payments made under our contingent cash compensation program for executive officers were made in shares of company common stock in lieu of cash in order to preserve our cash.

Our Compensation Committee determined that it continues to be in the interest of our stockholders to maintain a strong employee equity incentive program designed to motivate and retain our team through key development milestones associated with our Phase 1/1b study of IPI-549. Accordingly, following consultation with Radford, a compensation consultant, our Compensation Committee granted a stock option award to all employees in May 2017 based on level, except Ms. Perkins due to a limitation in the company’s 2010 Stock Incentive Plan (“2010 Plan”) on the number of awards that may be granted to each participant in the 2010 Plan during each calendar year. In light of this limitation, in May 2017 our Compensation Committee determined to grant to Ms. Perkins a stock option to purchase 500,000 shares of the company’s common stock, with the grant of such option approved by the Compensation Committee on January 8, 2018, discussed in more detail below.

Our Named Executive Officers

Our named executive officers for 2017 were:

•	Adelene Q. Perkins, Chief Executive Officer and Chair of the Board;

•	Lawrence E. Bloch, M.D., J.D., President;

•	Jeffery Kutok, M.D., Ph.D., Chief Scientific Officer; and

•	Seth Tasker, J.D., Vice President, General Counsel and Secretary;

Our Compensation Objectives and Philosophy

We are a clinical-stage biopharmaceutical company focused on development of IPI-549 for the treatment of cancer. The objectives of our compensation program are to:

•	attract, retain and motivate the highest caliber scientists, and clinical and business professionals to develop and execute our business plan and achieve our mission;

•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of stockholder value.

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. This committee is also responsible for evaluating the company’s performance against its goals, assessing the performance of our executive officers, and ensuring that our compensation program is both aligned with the objectives described above and competitive with those of other companies in our industry that compete with us for talent.

Our compensation program ties a substantial portion of our named executive officers’ overall compensation to the achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	maintaining the strong financial health of the company, including implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

Components of Our Compensation Program and Relationship to Performance

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and performance-based annual cash incentives, the latter of which we refer to as contingent cash compensation;

•	annual stock option awards;

•	stock option awards granted to citizen-owners upon hire and upon promotion;

•	an employee stock purchase plan;

•	severance benefits plans; and

•	employee benefits, such as health and life insurance and a 401(k) retirement savings plan with partial matching employee contributions in the form of company common stock.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and severance and the size of stock option awards differ from person to person based on each citizen-owner’s role, market-competitive compensation, and individual performance.

Allocation of compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation is determined by the Compensation Committee after reviewing relevant information for our compensation peer group and other relevant data, including survey data, as well as what it believes to be the appropriately competitive level and mix of the various compensation components.

Cash Compensation

Our cash compensation program has two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen-owners, including each of our named executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The Compensation Committee adheres to the general principle that base salary levels should be targeted between the 50th and 75th percentiles of the market, using peer group market compensation data, with base salaries targeted toward the 75th percentile of the market for individuals who have demonstrated strong performance and potential during a strong company-performance year. This peer group is described under the heading “Defining and Comparing Compensation to Market Benchmarks” below.

Under our contingent cash compensation program and based on the Compensation Committee’s assessment of overall company performance, the Compensation Committee establishes pools of cash available for potential award, as a percentage of aggregate payroll for all citizen-owners at specified levels of seniority, based on the Compensation Committee’s assessment of overall company performance. Once the aggregate amount of cash available for potential award under each such pool is established per level of seniority, such pool is allocated among all citizen-owners at that level of seniority based upon the relative individual performance of each citizen-owner compared to the performance of his or her peers. For single incumbent roles in the organization, such as our chief executive officer and president, the contingent compensation pools include only the single incumbent, and awards from the available pools are made based upon the performance of each individual and her/his contribution towards the achievement of company goals. We believe our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biopharmaceutical industry to provide competitive, but not excessive, base salary levels together with performance-based cash incentives;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people without increasing fixed salary expense;

•

it rewards both the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and stockholder interests, as a substantial percentage of our named executive officers’ total compensation is dependent on the achievement of company goals.

Our Compensation Committee believes that the sum of base salary and contingent cash compensation for our executive officers should be targeted:

•

below the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating is below 70 points, or performance that neither resulted in the achievement of all stated goals for our company, nor was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources or stage of development;

•

near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating is at least 70 points, or performance that resulted in the achievement of most stated goals for our company and which was consistent with performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development;

•

near the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating is at least 100 points, or performance that resulted in the achievement of essentially all stated goals with some goals being exceeded (including some “stretch” goals, or goals that we believe could prove difficult to achieve) , with any failure to achieve a major goal being the result of factors outside of our reasonable control and which exceeded performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development; and

•

above the 75th percentile of actual total cash compensation for individuals in similar positions at comparable companies for a year in which the company performance rating is at least 125, or performance that resulted in the achievement of all stated goals, with most being largely exceeded, and which far exceeded performance that should reasonably be expected of a biopharmaceutical company of comparable size, resources and stage of development points.

Consistent with this philosophy, the Compensation Committee established 2017 individual contingent cash compensation targets for our executive officers at the following percentages:

	Company Performance Rating
2017 Contingent Cash Compensation Targets	<70 Points	70 Points	100 Points	125 Points	150 Points
Chief Executive Officer	0%	40%	65%	72%	80%
President	0%	35%	50%	62%	75%
Executive Vice President	0%	30%	40%	50%	60%
Vice President/Senior Vice President	0%	20%	33%	42%	50%

Equity Awards

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our named executive officers. We believe that equity grants are fundamental to creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders by allowing citizen-owners to participate in the long-term success of our company as reflected in stock price appreciation. In addition, the vesting feature of our equity grants is intended to further our goal of retention because it provides an incentive for our citizen-owners, including our named executive officers, to remain in our employ during the vesting period. All equity-based awards made to our named executive officers are approved by the Compensation Committee.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and in equal monthly installments over the following three years. Stock options granted to citizen-owners upon promotion to a more senior position (described below) typically vest in equal monthly installments over four years. Additionally, the Compensation Committee may exercise its discretion to grant one-time awards to some or all citizen-owners, including our named executive officers, from time to time, as was the case in 2016 and 2017 in order to align the retentive value of our equity program with the Company’s need to maintain and motive its employees through. All stock options granted under our equity incentive plans have a maximum term of ten years and substantially all awards have vesting rights that terminate upon termination of service to our company and exercise rights that cease shortly after termination of service to our company. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price per share for each stock option is equal to the closing price of a share of our common stock on the date of grant or such other date as the board may determine.

During 2016, our Compensation Committee, in consultation with Radford, evaluated the retentive value of our existing equity program and determined that no retentive value existed in the then-outstanding stock option holdings of citizen-owners, including our named executive officers. As a result, our Compensation Committee elected to replace our 2016 merit stock option program with an equity program consisting of performance-based restricted stock awards and level-based retention stock option awards for all citizen-owners. Together, these programs were designed to align the incentives of all citizen-owners, including named executive officers, with the creation of near-to-medium-term value for our stockholders. The performance-based restricted stock awards were designed to vest as to some or all of the underlying shares based upon the level of achievement, as determined by our Compensation Committee, of pre-specified, near-term business objectives. The level-based retention stock option awards, which vest as to all of the underlying shares on the first anniversary of the date of grant, were granted with a size and vesting schedule designed to re-establish meaningful retentive value in the stock option holdings of all our citizen-owners.

We intend to regularly assess our equity incentive compensation program to determine if we have what we believe to be the appropriate mix of short- and long-term equity incentives needed to attract, retain and motivate our team in consideration of the strategic direction and risk profile of our company.

We do not seek to coordinate the timing of stock option grants to our named executive officers with our release of material non-public information, and our named executive officers are prohibited from pledging or engaging in short sales or derivative transactions of company securities. We have not adopted stock ownership guidelines for our named executive officers, in part due to the historic stock ownership of these officers (see “Stock Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement). We do, however, encourage all of our citizen-owners to maintain an equity position in our company.

All of our citizen-owners, including our named executive officers, are also eligible to receive stock option grants in conjunction with a promotion to a more senior position. Typically, the size of such awards is equal to the difference obtained by subtracting the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her previous position from the number of stock options that would be granted to such citizen-owner if he or she were to be newly hired into his or her new position.

Employee Stock Purchase Plan

Our employee stock purchase plan permits citizen-owners to purchase shares of our common stock at a discount and consists of consecutive, overlapping 24-month offering periods, each consisting of four six-month purchase periods. On the first day of each offering period, each citizen-owner who is enrolled in the employee stock purchase plan will automatically receive an option to purchase shares of our common stock in accordance with the terms of the plan. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

Severance Benefits

Our Executive Severance Benefits Plan, or the severance plan, provides eligible full-time executives holding the title of Executive Vice President or above certain severance benefits upon a termination without cause or a resignation for good reason including in each case within one year following a change in control, which we refer to as a covered termination. The severance plan supersedes the provisions of any separation plans, separation policies or agreements between any severance plan participant and the company that provide for severance benefits, including the offer letters of Ms. Perkins and Dr. Bloch, except to the extent expressly stated in such plans, policies or agreements. Pursuant to the severance plan, each executive who is subject to a covered termination is entitled to:

•	continuation of such executive’s monthly base salary for the twelve-month period following termination;

•

payment by us of a portion of the cost of COBRA continuation of benefits coverage for the executive and his or her applicable dependents for the twelve-month period following such termination or until the executive commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the severance plan;

•	reasonable outplacement benefits for up to six months at the discretion of the severance plan’s administrator or until the executive commences new employment, if sooner;

•

any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the executive’s termination and which our board of directors deems granted to the executive in its discretion pursuant to our contingent cash compensation program;

•

at the sole discretion of the severance plan’s administrator, the prorated amount of any minimum bonus award approved by the Compensation Committee for the year in which the covered termination occurs; and

•	immediate vesting of the portion of any outstanding equity awards of the executive which would have vested within the one (1) year-period following such covered termination.

To receive any benefits under the severance plan, the executive must comply with provisions of any applicable noncompetition or non-solicitation agreement to which he or she is a party and must observe any other obligations he or she has to the company. The executive must also execute and deliver a suitable waiver and release under which the executive releases and discharges us of any and all claims arising out of his or her employment relationship with us. Severance benefits are to be paid in accordance with the terms of the severance plan and our regular pay practices in effect from time to time.

We believe that providing these benefits enhances our ability to attract and retain executive talent and aligns with stockholder interests. Based on a review of practices of comparable companies by Radford, we believe that our severance benefits are generally in line with severance packages offered to executives by comparable companies.

We have structured severance benefits to apply also following a change in control such that benefits are paid upon the occurrence of both a change in control and the termination of the executive during the 12-month period following the change in control. We believe this structure provides the executive with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their job.

Our severance plan does not provide any “gross-up” for the amount of excise tax liability, if any, under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, related to the “golden parachute payment” provisions under Section 280G of the Code.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health, dental and vision insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid vacation time, paid sabbatical leave following each five-year period of service, subsidized parking, and a 401(k) savings plan. Our named executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. Under the company-matching feature under our 401(k) savings plan, we match 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations, to our 401(k) savings plan with shares of our common stock having a value equal to such contribution, based on the fair market value of our common stock on the last day of the quarter.

In particular circumstances, we sometimes award cash signing bonuses when executive officers first join us. Such cash signing bonuses typically are subject to repayment in full or on a pro-rated basis if the executive officer voluntarily terminates employment with us during a prescribed period of time following their date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the hiring circumstances specific to each candidate. For instance, we may consider paying signing bonuses to compensate for amounts forfeited by an executive candidate upon terminating prior employment or to create additional incentive for an executive to join our company in a position where there is high market demand.

Given our objective of attracting the highest caliber talent, we often recruit talented individuals from outside of the Boston area to fill open positions. We generally provide reasonable relocation assistance to those individuals.

Consistent with industry practice and our philosophy of offering benefits to all of our citizen-owners generally, we have not provided any material perquisites or other personal benefits to our named executive officers.

Our Performance Evaluation Process

Our executive leadership team prepares and submits for approval by our board of directors a set of annual corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Most of these objectives are focused on near-term drivers of stockholder value, while some of our objectives are directed to the maintenance and enhancement of the foundations needed for our future success. Upon approval of the overall corporate goals by our board of directors, departmental and individual goals are set by our executive leadership team focusing on contributions that facilitate the achievement of these corporate goals.

Near the end of each year, our executive leadership team evaluates company performance against the goals for that year. With respect to company performance, the executive leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals and determines performance on the following rating scale:

Please refer to “Components of Our Compensation Program and Relationship to Performance – Cash Compensation” above for a description of how each of these levels is defined.

This assessment by our executive leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our executive leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Each citizen-owner’s evaluation begins with a written self-assessment, which is submitted to that citizen-owner’s manager. In addition, each citizen-owner’s manager solicits input from others within and/or outside of our company, in what is commonly referred to as a “360 review process.” In the case of Ms. Perkins, the Chair of our Compensation Committee solicits and organizes feedback from our board of directors and our human resources function solicits and organizes feedback from company management. Based on this input, the manager then prepares a written performance review representing the manager’s assessment of the citizen-owner’s individual performance and future potential. In the case of Ms. Perkins, the Chair of our Compensation Committee meets with her to summarize her annual performance assessment and to provide development feedback.

Ms. Perkins prepares written performance reviews of her direct reports, Drs. Bloch and Kutok and Mr. Tasker, and discusses these reviews with the Compensation Committee each based on:

•	the applicable officer’s self-assessment;

•

feedback received during the 360-review process from members of our executive leadership team, representative direct reports of the officer, and other individuals within and outside of our company from whom feedback is deemed relevant in order to make a meaningful assessment of the applicable officer’s performance and areas for future development; and

•	the applicable manager’s personal assessment.

Ms. Perkins discusses her contributions with the Chair of our Compensation Committee, along with sharing a summary of annual company performance. Additional assessments of her individual performance are obtained through feedback received from our board of directors and members of our executive leadership team and other citizen-owners with whom Ms. Perkins regularly interacts. On the basis of this feedback, the Compensation Committee conducts an evaluation of Ms. Perkins’ individual performance and future potential:

•	based on our company’s performance against its goals;

•	in providing leadership of our company in the pursuit of these goals;

•	in providing mentorship to her direct reports; and

•	based on progress against her personal and professional development goals.

2017 Executive Compensation Decisions

Contingent Cash Compensation Awards

In 2017, our Compensation Committee determined that awards under our contingent cash compensation program would be tied completely to company performance for levels of Vice President and above and would be made primarily in shares of common stock of the company, with a portion paid in cash to satisfy the applicable named executive officer’s withholding tax obligation associated with the total contingent compensation award. The number of shares awarded was determined by dividing the cash value of the after-tax contingent compensation award by the closing price of a share of our common stock on the date of grant. Additionally, contingent compensation awards for Ms. Perkins and Dr. Bloch were reduced by 50% and awards for Dr. Kutok and Mr. Tasker were reduced by 34% in light of payments made in July 2017 under our time-based cash retention incentive and supplemental cash severance programs that were implemented in 2016 as part of our retention program during the restructuring of the company.

Based on the Compensation Committee’s assessment of performance against 2017 goals at rating of 116 out of 150 points, pro-rated contingent compensation awards were made to our named executive officers in shares of our company’s common stock as follows:

	2017 Contingent Compensation Award
	Shares Granted (1)	Cash Value (2)
Adelene Q. Perkins	69,924	$237,906
Lawrence E. Bloch, M.D., J.D.	37,881	133,400
Jeffery Kutok, M.D., Ph.D.	28,626	102,500
Seth A. Tasker, J.D.	22,351	80,000

(1)	Represents the net number of shares granted after satisfying withholding tax requirements.
(2)	Cash value based on a price of $2.23 per share, the closing price of a share of our common stock on the date of grant, before tax withholding.

Under the 2016 time-based cash retention incentive program, each citizen-owner received an award equal to fifty percent of such citizen-owner’s base salary, half of which was paid on December 30, 2016 and the remaining half of which was paid on July 1, 2017. Under the 2016 supplemental cash severance program, each citizen-owner was eligible to receive a cash payment equal to one week of such citizen-owner’s base salary for each week such citizen-owner was employed by us between September 30, 2016 and July 1, 2017, with such payment to occur upon the earlier of (i) July 1, 2017 if such citizen-owner was employed by us on that date, or (ii) the termination by us of such citizen-owner’s employment other than for cause (as defined in the applicable severance benefits plan).

Accordingly, in July 2017 our named executive officers received the following cash awards representing the aggregate time-based cash retention incentive awards and supplemental cash program awards:

Award Paid July 2017
Adelene Q. Perkins	$689,585
Lawrence E. Bloch, M.D., J.D.	460,000
Jeffery Kutok, M.D., Ph.D.	102,500
Seth A. Tasker, J.D.	320,000

Equity Awards

Our Compensation Committee determined to grant mid-year and year-end stock options to all employees to align the retentive value of our equity program with the company’s need to maintain and motive its employees through 2019 to accomplish important milestones relative to the company’s Phase 1/1b study of IPI-549 including but not limited to:

•	the completion of monotherapy dose escalation;

•	the completion of combination therapy dose escalation evaluating IPI-549 in combination with nivolumab;

•	the completion of monotherapy expansion;

•	the completion of combination therapy expansion evaluating IPI-549 in combination with nivolumab in approximately 130 patients across seven cohorts; and

•	the potential expansion of the development plans of IPI-549 through additional clinical studies in combination with other novel therapies.

In determining the size and vesting schedule of our mid-year awards, the Compensation Committee consulted with Radford who conducted an analysis employing both a market-competitive long-term incentive value approach as well as a market-competitive grant size as a percentage of company approach. Based on the output of these two approaches, and in consideration of the company’s existing pool of shares available for grant under the 2010 Plan, our Compensation Committee granted to all our citizen-owners, including our named executive officers with the exception of Ms. Perkins (discussed in more detail below), a stock option award on May 25, 2017 vesting as to 50% of the shares on May 25, 2018 and 50% of the shares on May 25, 2019. Additionally, our Compensation Committee granted to all citizen-owners, including our named executive officers, a stock option award in January 2, 2018 vesting as to 50% of the shares on January 2, 2019 and 50% of the shares on January 2, 2020. The following table sets forth the stock option awards granted to our named executive officers under our mid-year and year-end stock option program:

	Stock Option Awards (Shares)
	May 2017	January 2018
Adelene Q. Perkins(1)	—	680,000
Lawrence E. Bloch, M.D., J.D.	250,000	100,000
Jeffery Kutok, M.D., Ph.D.	125,000	70,000
Seth A. Tasker, J.D.	150,000	65,000

(1)	Represents January 2, 2018 stock option award to purchase 180,000 shares and January 8, 2018 stock option award to purchase 500,000 shares discussed in more detail below.

A stock option award was not granted to Ms. Perkins in May 2017 due to a limitation in the 2010 Plan on the number of awards that may be granted to each participant in the 2010 Plan during each calendar year. Instead, the Compensation Committee determined in May 2017 to grant to Ms. Perkins a stock option to purchase 500,000 shares of the company’s common stock, with the grant of such option approved by the Compensation Committee on January 8, 2018. We refer to this option grant as the 2018 Option and January 8, 2018 as the 2018 Grant Date. The 2018 Option vests as to 50% of the shares on May 25, 2018 and as to 50% of the shares on May 25, 2019, subject to Ms. Perkins’ continued service on the respective vesting date, and has an exercise price of $1.985 representing the greater of the closing price of the company’s common stock on the 2018 Grant Date and the closing price of the company’s common stock on May 25, 2017. Additionally, because the closing price of a share of common stock on the 2018 Grant Date was higher than the closing price of a share of common stock on May 25, 2017, Ms. Perkins earned an economic replacement cash payment equal to 500,000 multiplied by the excess of the closing price of a share of common stock on the 2018 Grant Date over the closing price on May 25, 2017. The economic replacement payment is payable in two equal installments on May 25, 2018 and May 25, 2019, provided in each case that Ms. Perkins continues to be employed by the company on each such date.

Determining and Setting Executive Compensation

For 2018, individual compensation decisions by our Compensation Committee will be driven primarily by an assessment of company and individual performance against predetermined goals related to the advancement of IPI-549 and the maintenance of required financial and human resources. We believe that the approach taken by the Compensation Committee is appropriate given the stage of development and strategic direction of our company. In determining compensation, we do not believe the application of financial metrics applicable for later stage companies is appropriate, nor do we believe that the failure to apply such formulaic standards creates a misalignment between incentives and creation of stockholder value. We believe the success of our product development programs will be a function of management being responsive to new data while balancing the achievement of short-term objectives with a focus on long-term success. We believe that our executive compensation program has historically been generally satisfactory to our stockholders, and our Compensation Committee considers the feedback of our stockholders in its review and determination of total compensation for our named executive officers. In 2017, we received the support of approximately 72% of the votes cast at our 2017 annual stockholders meeting in a non-binding, advisory proposal on the compensation of our executive officers. Additionally, we received the support of approximately 98% of the votes cast for our recommendation to submit to our stockholders a non-binding, advisory proposal on the compensation of our executive officers on an annual basis.

In addition to its assessments of company and individual performance, the Compensation Committee also considers the compensation of executives in similar roles in peer companies in setting base salary and target contingent compensation opportunity for our named executive officers.

Defining and Comparing Compensation to Market Benchmarks

During 2017, our Compensation Committee confirmed our existing peer group of 18 publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries, referred to as our 2017 peer group, that was selected, with the assistance of Radford, based on a balance of the following criteria:

•	companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours;

•	companies against which we believe we compete for talent; and

•	companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our 2017 peer group, was composed of the following companies:

Agenus Inc. Arena Pharmaceuticals, Inc. Calithera Biosciences, Inc. Celldex Therapeutics, Inc. ChemoCentryx, Inc. CTI BioPharma Corp.	CytRX Corporation Dicerna Pharmaceuticals, Inc. ImmunoGen, Inc. Mirati Therapeutics, Inc. NewLink Genetics Corporation OncoMed Pharmaceuticals, Inc.	Regulus Therapeutics Inc. Rigel Pharmaceuticals, Inc. Sunesis Pharmaceuticals, Inc. Verastem, Inc. XOMA Corporation Zafgen, Inc.

We believe that the compensation practices of our 2017 peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the 2017 Peer Group to Infinity, due to the nature of our business, we compete for executive talent with many companies that are larger and better established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that we vary from our historic compensation practices or deviate from our general compensation philosophy under certain circumstances.

Establishment of 2018 Compensation

2018 Base Salary

In December 2017, the Compensation Committee approved base salary increases for each of our named executive officers, except Ms. Perkins, in keeping with our compensation philosophy that base salary levels should be targeted between the 50th and 75th percentiles of our peer group, as set forth in the table below.

Named Executive Officers	2018 Base Salary	% Increase over 2017
Adelene Q. Perkins(1)	$689,585	0.0%
Lawrence E. Bloch, M.D., J.D.(2)	473,800	3.0%
Jeffery Kutok, M.D., Ph.D.(2)	422,300	3.0%
Seth A. Tasker, J.D.(3)	345,000	7.8%

(1)	Ms. Perkins elected not to receive a cost of living increase in base salary for 2018.
(2)	Increase in base salary represents a cost of living adjustment.
(3)	Increase in base salary represents a market adjustment based on data from the Radford Global Life Sciences Survey.

2018 Contingent Cash Compensation Targets

Our Compensation Committee set target contingent cash compensation opportunities at the following levels for the 2018 performance year which remain unchanged from the targets established for 2017:

	Company Performance Rating
2018 Contingent Cash Compensation Targets	<70 Points	70 Points	100 Points	125 Points	150 Points
Chief Executive Officer	0%	40%	65%	72%	80%
President	0%	35%	50%	62%	75%
Executive Vice President	0%	30%	40%	50%	60%
Vice President/Senior Vice President	0%	20%	33%	42%	50%

Accounting and Tax Considerations

While the Compensation Committee generally considers the financial accounting and tax implications to our company of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2017. For example, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than its chief financial officer) whose compensation is required to be reported to stockholders by reason of being among the three most highly paid executive officers. Pursuant to the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), for fiscal years beginning after December 31, 2017, the compensation of our chief financial officer is also subject to the deduction limitation under Section 162(m). For fiscal years beginning on or before December 31, 2017, certain compensation, including qualified performance-based compensation is not subject to the deduction limitation if specified requirements are met by us. Pursuant to the Tax Act, subject to certain transition rules, for fiscal years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitation under Section 162(m) will no longer be available. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1.0 million paid to the specified executives will not be deductible, unless grandfathered under transition guidance. We will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program. Our board of directors or Compensation Committee may, in its judgment, authorize compensation payments that may be in excess of the deduction limit under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Adelene Q. Perkins, Chief Executive Officer(5)	2017	689,585	—	—	1,057,400	771,559	9,906	2,528,450
	2016	668,750	—	—	774,281	172,396	9,825	1,625,252
	2015	646,865	—	—	2,466,550	130,000	9,825	3,253,240
Lawrence E. Bloch, M.D., J.D., President	2017	460,000	—	—	847,775	508,924	9,066	1,825,765
	2016	417,712	—	—	292,971	115,000	8,953	834,636
	2015	405,385	—	—	1,233,275	121,800	8,953	1,769,413
Jeffery Kutok, M.D., Ph.D., Chief Scientific Officer(6)	2017	408,608	—	—	602,988	141,163	9,066	1,161,825
Seth A. Tasker, J.D., Vice President, General Counsel and Secretary(7)	2017	320,000	—	—	455,795	350,157	1,486	1,127,438
	2016	265,840	—	—	49,964	80,000	8,343	404,147

(1)	For 2016, the amounts in this column represent the fair value as of each grant date for each performance-based stock awards granted in 2016, at which time it was deemed to be not probable that the pre-specified performance-based vesting conditions related to each award would be achieved. See the information in Note 3, “Stock-Based Compensation – Restricted Stock,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2017, for assumptions made in determining these values. Had the awards not been conditioned on performance, the aggregate grant date value of the restricted stock based on the closing price of our common stock on the grant date as reported by Nasdaq for Ms. Perkins, Dr. Bloch, and Mr. Tasker was $505,791, $253,754, and $78,350, respectively. No stock awards were made in 2017 or 2015.
(2)	The amounts in this column reflect the aggregate grant date fair value of option awards granted during the applicable fiscal year. See the information in Note 3, “Stock-Based Compensation,” to our consolidated financial statements, included as part of our Annual Report on Form 10-K for the year ended December 31, 2017, for assumptions made in determining these values.
(3)	For 2017, the amounts in this column reflect the aggregate of payments of (a) $689,585, $460,000, $102,500, and $320,000 to Ms. Perkins, Dr. Bloch, Dr. Kutok, and Mr. Tasker, respectively, under the time-based cash retention incentive program implemented in 2016 in replacement of our 2016 contingent cash compensation program following the restructuring of the company, and (b) $81,974, $48,924, $38,663, and $30,157 to each of Ms. Perkins, Dr. Bloch, Dr. Kutok, and Mr. Tasker, respectively, representing the cash portion paid under our contingent cash compensation program. As described in “Compensation Discussion and Analysis,” above, 2017 contingent cash compensation awards were paid primarily in shares of Company common stock, except for a portion that was paid in cash to satisfy the applicable named executive officer’s withholding tax obligation associated with the total contingent compensation award. We expect to report the value of the shares, which were issued in 2018, in our proxy statement for the fiscal year ended December 31, 2018. For 2016, the amounts in this column reflect amounts paid to each of our named executive officers under the time-based cash retention incentive program implemented in 2016 in replacement of our 2016 contingent cash compensation program following the restructuring of the company. For 2015, the amounts in this column reflect amounts paid to each of our named executive officers under our contingent cash compensation program.
(4)	Amounts in this column represent the sum of (i) any life insurance premiums paid on behalf of the officer and (ii) the value of any shares of common stock contributed to the officer’s 401(k) account as a matching contribution.
(5)	Ms. Perkins received the amounts listed above for service as our Chief Executive Officer for 2017, and for service as our President and Chief Executive Officer for 2016 and 2015, and received no compensation for service as a director for all years reported. During the year ended December 31, 2017, Ms. Perkins was granted option awards with the grant date fair value set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2017, Ms. Perkins held options to purchase an aggregate of 2,566,708 shares of our common stock.
(6)	Dr. Kutok began serving as our Chief Scientific Officer in February 2017.
(7)	Mr. Tasker began serving as our Vice President, General Counsel and Secretary in July 2016.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
	(b)	(i)	(j)		(k)	(l)
Adelene Q. Perkins	1/6/2017		1,000,000	(2)	1.46	1,057,400
Lawrence E. Bloch, M.D., J.D.	1/6/2017		500,000	(2)	1.46	528,700
	5/25/2017		250,000	(3)	1.74	319,075
Jeffery Kutok, M.D., Ph.D.	2/10/2017		250,000	(4)	2.45	443,450
	5/25/2017		125,000	(3)	1.74	159,538
Seth A. Tasker, J.D.	1/6/2017		250,000	(2)	1.46	264,350
	5/25/2017		150,000	(3)	1.74	191,445

(1)	The grant date fair value of the awards has been determined in accordance with FASB ASC Topic 718. There can be no assurance that the stock options will be exercised (if not exercised, no value will be realized by the optionee) or that the value realized upon exercise will equal the grant date fair value.
(2)	Vested in full on January 6, 2018.
(3)	Vests over a period of two years in equal annual installments on the first and second anniversary of the date of grant.
(4)	Vested in full on February 10, 2018.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
	(b)	(c)		(e)	(f)
Adelene Q. Perkins	226,073	—		7.18	12/4/2018
	50,000	—		7.27	1/5/2019
	340,930	—		6.25	1/5/2020
	83,620	—		5.94	1/6/2021
	191,750	—		7.93	1/6/2022
	153,835	—		36.85	1/4/2023
	85,500	—		12.91	1/10/2024
	187,500	62,500	(1)	15.74	1/14/2025
	92,500	92,500	(2)	6.71	1/6/2026
	—	1,000,000	(3)	1.46	1/6/2027
Lawrence E. Bloch, M.D., J.D.	200,000	—		15.85	7/23/2022
	32,800	—		36.85	1/4/2023
	32,200	—		12.91	1/10/2024
	93,750	31,250	(1)	15.74	1/14/2025
	35,000	35,000	(2)	6.71	1/6/2026
	—	500,000	(3)	1.46	1/6/2027
	—	250,000	(4)	1.74	5/25/2027
Jeffery Kutok, M.D., Ph.D.	6,583	—		5.94	1/4/2021
	9,968	—		7.93	1/6/2022
	4,300	—		8.12	3/2/2022
	10,113	—		36.85	1/4/2023
	18,000	—		22.55	8/6/2023
	15,000	—		12.91	1/10/2024
	23,321	7,774	(1)	15.74	1/14/2025
	16,295	16,294	(2)	6.71	1/6/2026
	—	250,000	(5)	2.45	2/10/2027
	—	125,000	(4)	1.74	5/25/2027
Seth A. Tasker, J.D.	1,190	—		7.18	12/4/2018
	631	—		6.25	1/5/2020
	2,000	—		6.39	3/9/2020
	1,713	—		5.94	1/6/2021
	2,240	—		7.93	1/6/2022
	1,000	—		16.57	8/14/2022
	4,730	—		36.85	1/4/2023
	2,000	—		45.24	3/6/2023
	6,711	—		12.91	1/10/2024
	8,542	1,458	(6)	11.24	8/25/2024
	6,161	2,053	(1)	15.74	1/14/2025
	3,754	1,546	(7)	16.53	3/19/2025
	5,969	5,969	(2)	6.71	1/6/2026
	—	250,000	(3)	1.46	1/6/2027
	—	150,000	(4)	1.74	5/25/2027

(1)	Vests in equal monthly installments on the last day of the month through December 31, 2018.
(2)	Vests in equal monthly installments on the last day of the month through December 31, 2019.
(3)	Vested in full on January 6, 2018.
(4)	Vests in two equal annual installments on May 25, 2018 and May 25, 2019.
(5)	Vested in full on February 10, 2018.
(6)	Vests in equal monthly installments on the last day of the month through July 31, 2018.
(7)	Vests in equal monthly installments on the last day of the month through February 28, 2019.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
	(b)	(c)	(d)	(e)
Adelene Q. Perkins	—	—	85,800	120,120
Lawrence E. Bloch, M.D., J.D.	—	—	39,039	54,655
Jeffery Kutok, M.D., Ph.D.	—	—	—	—
Seth A. Tasker, J.D.	—	—	13,200	18,480

(1)	Represents the aggregate of a portion of a performance-based restricted stock award granted on October 31, 2016 that vested on July 21, 2017 upon determination by our Compensation Committee that certain pre-specified performance conditions had been met.
(2)	Value based on the closing price of $1.40 per share of our common stock on July 21, 2017 as reported on the Nasdaq Global Select Market.

Potential Payments upon Termination or Change in Control

Our named executive officers are entitled to certain benefits under the severance plan in the event their employment is terminated without cause or by way of resignation for good reason, as described above under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Components of our Compensation Program and Relationship to Performance— Severance Benefits.” The following table describes the potential payments and benefits to each of our named executive officers assuming a termination of employment without cause or by way of resignation for good reason on December 31, 2017. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred.

Name and Principal Position	Salary ($)	Market Value of Awards Vesting on Termination ($)(1)	Healthcare Benefits ($)(2)	Other ($)(3)	Total ($)
Adelene Q. Perkins	689,585	570,000	26,643	10,000	1,296,228
Chief Executive Officer

Lawrence E. Bloch, M.D., J.D.	460,000	321,250	29,739	10,000	820,989
President

Jeffery Kutok, M.D., Ph.D.	410,000	—	26,643	10,000	446,643
Chief Scientific Officer

Seth A. Tasker, J.D.	320,000	—	17,986	10,000	347,986
Vice President, General Counsel and Secretary

(1)	This amount is equal to (i) the number of options that would vest as a direct result of the employment termination multiplied by (ii) the excess of $2.03, which represents the fair market value of our common stock as of December 29, 2017, over the exercise price of the options.
(2)	Represents the cost of continued COBRA benefits for the executive officer and any qualified beneficiary. COBRA benefits are payable until 52 weeks following termination of employment if the named executive officer elects COBRA coverage, and only for so long as such coverage continues in force.
(3)	Represents the estimated cost of outplacement services for a period of six months.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing a reasonable estimate of the ratio of the annual total compensation of Adelene Q. Perkins, our Chief Executive Officer, to the total compensation of the median-paid citizen-owner other than Ms. Perkins. The 2017 annual total compensation for Ms. Perkins was $2,528,450. The 2017 annual total compensation for the median-paid employee (other than Ms. Perkins) was $495,513. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median-paid employee is approximately five-to-one.

CEO:Median Employee Pay Ratio Table

Annual Total Compensation (1) ($)
Median-Paid Citizen-Owner(2)	495,513
Adelene Q. Perkins, Chief Executive Officer(3)	2,528,450
Ratio	5:1

(1)	We calculated the annual total compensation of the representative median citizen-owner using the same methodology that we used to determine the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement. The annual total compensation is rounded to the nearest thousand dollars.
(2)	As of December 29, 2017, we had 22 citizen-owners, including Ms. Perkins. We determined the median-paid citizen-owner by (a) calculating the annual total compensation for each of our citizen-owners as of December 29, 2017, excluding Ms. Perkins, using the same methodology that we used to determine the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement; (b) ordering citizen-owners by their annual total compensation; and (c) selecting the median-paid citizen-owner where at least 50% of our citizen-owners earn a higher annual total compensation than that of the selected median-paid citizen-owner.
(3)	The annual total compensation of our Chief Executive Officer is found in Column (j) of the Summary Compensation Table on page 40.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,460,722	$6.02	2,731,949	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	7,460,722	$6.02	2,731,949

(1)	Consists of (i) 2,619,290 shares of our common stock available for future issuance under our 2010 Plan and (ii) 112,659 shares of our common stock available for future issuance under our employee stock purchase plan.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Selby (Chair) and Berkowitz and Dr. Venuti. No member of the Compensation Committee was at any time during our 2017 fiscal year an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. Dr. Venuti served as the acting Chief Executive Officer of Discovery Partners International, Inc., our predecessor company, prior to its merger with Infinity Discovery, Inc. in September 2006.

None of our executive officers have served as a director or member of the compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors,

Norman C. Selby (Chair)

Michael C. Venuti, Ph.D.

Jeffrey Berkowitz

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, a resolution on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our stockholders to provide an advisory vote on the compensation of our named executive officers for the year ended December 31, 2017, as such compensation is described in the section entitled “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 27.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Our program rewards strong performance and provides near-term and long-term incentives that are aligned with stockholder value creation. Awards under our contingent cash compensation program are formulaically tied to the achievement of corporate goals, and we use stock options and restricted stock awards as a compensation vehicle in order to preserve our cash resources and link compensation with stockholder return. Our board believes that this link between compensation and the achievement of both annual and long-term objectives has helped drive our performance over time and does not encourage excessive risk-taking by our executive leadership team. In addition, consistent with our culture of citizen-ownership, each element of our compensation program is broadly available across our company, and our executive officers do not receive any material perquisites or other personal benefits.

In 2017, our stockholders voted in support of our proposal to hold an advisory vote on the compensation of our named executive officers each year. Accordingly, the next opportunity to vote on this matter will be during our 2019 annual meeting of stockholders. As such, our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the stockholders of Infinity Pharmaceuticals, Inc. (“Infinity”) approve, on an advisory (non-binding) basis, the compensation paid to Infinity’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the related compensation tables, notes and narrative disclosure contained in this proxy statement.

As an advisory vote, this proposal is not binding on our company, our board, or our Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or our board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or our board of directors (or any committee thereof). However, our Compensation Committee and board of directors value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends that you vote “FOR” approval of the compensation paid to the company’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative disclosure set forth in this proxy statement.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved by our stockholders at the 2018 annual meeting, our Audit Committee will reconsider its appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present in person or via teleconference at the 2018 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Our board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the 2018 annual meeting. If other matters are properly brought before the 2018 annual meeting, including a proposal to adjourn the meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

We hope that you will attend the annual meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER, 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1	Election of Directors, Nominees:	For	Against	Abstain

a	David Beier	☐	☐	☐

b	Jeffrey Berkowitz	☐	☐	☐

c	Anthony B. Evnin	☐	☐	☐

d	Michael Kauffman	☐	☐	☐

		For	Against	Abstain

e	Adelene Q. Perkins	☐	☐	☐

f	Norman C. Selby	☐	☐	☐

g	Ian F. Smith	☐	☐	☐

h	Michael C. Venuti	☐	☐	☐

The Board of Directors recommends you vote FOR the following Proposal 2:

		For	Against	Abstain

2	To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following Proposal 3:

		For	Against	Abstain

3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

784 Memorial Drive Cambridge, MA 02139 Tel: (617) 453-1000 Fax: (617) 453-1001 www.infi.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.infi.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 12, 2018

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Adelene Q. Perkins, Lawrence E. Bloch, and Seth A. Tasker, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2018 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE